SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549
                             ----------------------------
                                       FORM 8-K

                                    CURRENT REPORT

                           Pursuant to Section 13 or 15(d) of the
                               Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): January 29, 2004
                                                         (January 28, 2004)

                              Arch Coal, Inc.
                              ----------------
               (Exact name of registrant as specified in its charter)

  Delaware                                1-13105                    43-0921172
------------------------        ---------------------------         ----------
(State or other jurisdiction       (Commission File Number)    (I.R.S. Employer
    of incorporation)                                        Identification No.)


                One CityPlace Drive, Suite 300, St. Louis, Missouri 63141
                ---------------------------------------------------------
                (Address of principal executive offices)       (Zip code)


         Registrant's telephone number, including area code: (314) 994-2700











                            Page 1 of 5 pages.
                     Exhibit Index begins on page 5.

Item 7 Financial Statements, ProForma Financial Information and Exhibits.

         See the Exhibit Index at page 5 of this Report.

Item 9.  Regulation FD Disclosure.

Item 12.  Disclosure of Results of Operations and Financial Condition.

The information in this Report is being furnished under Item 9, "Regulation FD Disclosure" and Item 12, "Disclosure of Results of Operations and Financial Condition."

     On January 28, 2004, Arch Coal, Inc. (the "Company"), announced via press release its earnings and operating results for the fourth quarter of 2003 and for the 2003 calendar year. A copy of the Company's press release is attached hereto and incorporated herein by reference in its entirety.

         The Company is also providing the following reconciliation of Adjusted EBITDA for its Arch Western Resources, LLC subsidiary:


Arch Western Resources, LLC                                       Three Months Ended                  Year Ended
Reconciliation of net income to adjusted EBITDA                      December 31                     December 31
                                                                -----------------------      -----------------------------
                                                                   2003        2002             2003            2002
                                                                ----------- -----------      ------------   --------------
                                                                                   (Amounts in 000's)

     Net income                                                  $    680    $ 19,376        $    2,718      $   19,909
     Cumulative effect of accounting change                             -           -            18,278               -
     Interest expense, net                                          8,562       6,890            30,043          29,915
     Depreciation, depletion and amortization - Arch Western
         Resources                                                 16,190      14,104            63,054          69,388
     DD&A - Equity interest in Canyon Fuel Company, LLC             4,807       5,758            21,425          24,881
     Other nonoperating expense                                     3,388           -            11,671               -
                                                                ----------- -----------      ------------   --------------

     Adjusted EBITDA                                             $ 33,627    $ 46,128         $ 147,189      $  144,093
                                                                =========== ===========      ============   ==============


Reconciliation of net income to income before other nonoperating expense and cumulative effect of accounting change

     Net income                                                  $    680    $ 19,376         $   2,718      $   19,909
     Cumulative effect of accounting change                            -            -            18,278               -
     Other nonoperating expense                                     3,388           -            11,671               -
                                                                ----------- -----------      ------------   --------------

     Income before other nonoperating expense and cumulative
effect of accounting change                                      $ 4,068     $ 19,376         $  32,667      $   19,909
                                                                =========== ===========      ============   ==============




                               Page 2 of 5 pages.
                         Exhibit Index begins on page 5

Note:Adjusted EBITDA is defined as net income before the effect of net interest expense; income taxes; our depreciation, depletion and amortization; our equity interest in the depreciation, depletion and amortization of Canyon Fuel Company, LLC; cumulative effect of accounting changes; and expenses resulting from early extinguishment of debt; and mark-to market adjustments in the value of derivative instruments.


Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded to calculate Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to service and incur debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

In accordance with General Instruction B.6 of Form 8-K, the information in this Current Report on Form 8-K, including Exhibit 99, shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.


















                                 Page 3 of 5 pages.
                          Exhibit Index begins on page 5

                                    SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 29, 2004               ARCH COAL, INC.



                                       By:    /s/ Janet L.  Horgan
                                                Janet L.Horgan
                                                Assistant General Counsel and
                                                  Assistant Secretary



























                              Page 4 of 5 pages.
                        Exhibit Index begins on page 5.

                               EXHIBIT INDEX


Exhibit No.                 Description
99                         Press Release dated as of January 29, 2004


































                              Page 5 of 5 pages.

                                                                      Exhibit 99
News from
Arch Coal, Inc.
--------------------------------------------------------------------------------
                                                        FOR FURTHER INFORMATION:
--------------------------------------------------------------------------------

                                                                   Deck S. Slone
                                                                 Vice President,
                                                   Investor and Public Relations
                                                                  (314) 994-2717

                                                           FOR IMMEDIATE RELEASE
                                                                January 28, 2004

Arch Coal, Inc. Reports Fourth Quarter Results

Highlights:

o Income available to common shareholders of $22.1 million, or $.40 per fully diluted share, vs. net income of $1.1 million, or $.02 per fully diluted share, in 4Q02
o        Adjusted EBITDA of $75.9 million, vs. $57.9 million in 4Q02
o        Revenues from coal sales of $374.9 million, vs. $369.7 million in 4Q02
o        Income from operations of $30.7 million, vs. $8.2 million in 4Q02
o        Coal sales volumes of 27.0 million tons, vs. 28.4 million tons in 4Q02
o        Total cash on hand of $254.5 million, vs. $9.6 million at Dec. 31, 2002

     St. Louis - Arch Coal, Inc. (NYSE:ACI) today announced that it had income available to common shareholders of $22.1 million, or $.40 per fully diluted share, for its fourth quarter ended December 31, 2003. Excluding a net gain of $20.0 million, which includes the partial sale of the company's investment in Natural Resource Partners offset in part by a charge related to a long-term incentive compensation plan, Arch had income available to common shareholders of $2.2 million, or $.04 per fully diluted share. In the same quarter of 2002, Arch had net income of $1.1 million, or $.02 per fully diluted share.

     "Arch Coal made good progress on a number of fronts during the fourth quarter," said Steven F. Leer, Arch Coal's president and chief executive officer. "We increased our cash balance to more than $250 million through the monetization of a percentage of our stake in Natural Resource Partners. We signed contracts in a rising coal market environment for much of our previously unsold tonnage for 2004, as well as committing nearly 20 million tons for delivery in 2005 and 2006. And we reduced the average mining cost per ton for the corporation as a whole, although eastern costs were up modestly compared to the previous quarter due to a 5% reduction in produced volumes in that region related to routine variations in mining rates at several operations." (Arch expects a return to normal mining rates for the first quarter of 2004.)

     For the year ended December 31, 2003, Arch Coal had a net loss available to common shareholders of $9.0 million, or $.17 per fully diluted share, excluding a total of $19.0 million, or $.36 per fully diluted share, related to the full year impact of the items discussed above. That compares to a loss of $2.6 million, or $.05 per fully diluted share, during the same period of 2002. Total coal sales for the year were $1,435.5 million and coal sales volumes totaled
100.6 million tons, vs. $1,473.6 million and 106.7 million tons in the comparable period of 2002. Adjusted EBITDA totaled $220.3 million in 2003, compared to $228.9 million in 2002.

U.S. coal markets

     In  recent   months,   U.S.  coal  markets  have   strengthened   markedly,
particularly in the eastern United States where cold weather has recently emerged as a key driver for coal consumption after a slow start to winter.

     Even without the cold,  demand for coal-fired power was already on the rise
- the result of a strengthening U.S. economy in general and an uptick in industrial activity in particular. Through September 30, 2003, coal consumption for electric generation was up an estimated 3%, according to the U.S. Energy Information Administration. "The resurgence in U.S. manufacturing is boosting demand for baseload power, and that means coal," Leer said.

     As a result, utility stockpiles have dipped into the lower end of their five-year average range, according to recent estimates. Arch estimates that stockpiles declined to approximately 123 million tons at the end of December, 16% lower than last year. "In the near future, we expect activity in both the spot and contract markets to accelerate as power generators re-enter the market," Leer said.

     In fact, the expectation of that development may already be pushing coal prices higher. The current spot price for eastern coal is approximately 40% higher than at the same time last year, according to Coal Daily's most recently published pricing indices. Spot prices for Powder River Basin coal have increased approximately 10% over the same time period, according to Coal Daily.

Contract activity

     Arch signed a number of new commitments in the rising market environment that prevailed during the quarter. At present, Arch has signed commitments for nearly 95% of its expected 2004 production. On those already committed tons, Arch expects average realizations for the full year to increase by approximately 8% compared to 2003 levels. (Average realizations are expected to increase gradually throughout the year due to differences in the timing of the new commitments.)

     Arch also signed commitments since October for approximately 10 million tons to be delivered in 2005. At present, Arch has priced approximately 65% of its expected 2005 production and 50% of its expected 2006 production. Arch has also signed contracts for approximately 700,000 tons of metallurgical coal to be delivered during 2004 and 2005.

     "We are pleased with our recent contract activity, and we regard our sizable open positions in 2005 and 2006 as highly advantageous given our expectations for U.S. coal demand and pricing in the near to intermediate term," Leer said.

Operating statistics

Fourth Quarter 2003 Regional Analysis:



                                    Eastern Operations           Western Operations           Total
------------------------------ ----------------------------- ------------------------------ --------------------------
Tons sold (in mm)                         7.5                         19.5                     27.0
------------------------------ ----------------------------- ------------------------------ --------------------------
Sales price per ton                    $31.05                        $7.28                    $13.87
------------------------------ ----------------------------- ------------------------------ --------------------------
Cost per ton                           $32.03                        $6.43                    $13.55
------------------------------ ----------------------------- ------------------------------ --------------------------
Margin per ton                       $   (.98)                      $  .85                    $  .32
------------------------------ ----------------------------- ------------------------------ --------------------------

Note: Western operations data do not include the results of 65%-owned Canyon Fuel Company, which is accounted for on the equity method.

Capital Spending and DD&A (in millions):

                                          FY 2003                      FY 2002                  FY 2004 (proj.)
------------------------------- ---------------------------- ---------------------------- ----------------------------
Capital spending                          $147.9                       $158.9                     $160
------------------------------- ---------------------------- ---------------------------- ----------------------------
DD&A                                      $179.9                       $199.6                     $180
------------------------------- ---------------------------- ---------------------------- ----------------------------

     Note: Data on capital spending and depreciation, depletion and amortization include Arch's ownership percentage in Canyon Fuel Company. Projected capital spending and DD&A do not include Triton Coal Company, other potential acquisitions or reserve additions.

Natural Resource Partners

     During the quarter, Arch strengthened its balance sheet and greatly increased its liquidity through the previously announced sale of its 4.8 million subordinated units, general partner interest and incentive distribution rights in Natural Resource Partners for a purchase price of $115 million. The sale was part of a long-term effort to monetize the value of certain non-strategic, fee-based royalty properties previously undervalued on the company's balance sheet.

     "The sale of the NRP units provides us with tremendous financial flexibility as we continue to prepare for the acquisition of Triton Coal Company," Leer said. "Our balance sheet is the strongest it has been since 1998, when we purchased Arco Coal Company. With our large cash balance, net debt as a percent of total capitalization currently stands at 40% -- down from 83% at the beginning of 2000."

     Arch continues to hold 2.9 million common units of NRP, which have a current market value of $118 million at close of market at Jan. 27, 2004. The Triton acquisition is currently undergoing review by the Federal Trade Commission.

Award-winning reclamation and safety practices

     Arch received a number of prestigious honors for its industry-leading safety and reclamation practices during 2003. For the third year in a row, an Arch Coal subsidiary - Arch of West Virginia - claimed the Greenlands Award for best mine reclamation in the state of West Virginia. In addition, Ducks Unlimited awarded Catenary Coal with the 2003 West Virginia Wetlands Award for its outstanding accomplishments in the creation and preservation of wetlands habitat.

     Moreover, two Arch subsidiaries - Hobet Mining and Coal-Mac, Inc. - received Mountaineer Guardian awards "for their determined and successful efforts in producing energy from within a safe working environment." Overall, Arch reduced its total incident rate by 14% during 2003.

     "We regard excellence in safety and environmental performance as defining characteristics of our organization, and the foundation upon which our future success will be built," Leer said.

Looking ahead

     "The outlook for U.S. coal markets is strong," Leer said. "We believe there is great potential for increased profitability in the future, driven in large part by the ongoing expiration of older, lower-priced contracts."

     During 2004, Arch will begin to benefit from the replacement of legacy contracts with new commitments signed in the current market environment, according to Leer. Arch currently expects profits of between $.08 and $.12 in the first quarter, excluding charges related to the termination of hedge accounting for interest rate swaps. (Note: First quarter projections include approximately $1.5 million in severance costs related to the previously announced closure of Canyon Fuel Company's Skyline mine in Utah.) The company expects stronger results in subsequent quarters.

     A conference call concerning fourth quarter earnings will be webcast live today at 11 a.m. Eastern. The conference call can be accessed via the "investor" section of the Arch Coal Web site (www.archcoal.com).

     During the fourth quarter, the conditions necessary for the conversion option in Arch's cumulative convertible preferred stock to become exercisable were met. As a result, beginning with the fourth quarter, the impact of the preferred shares must be considered in the calculation of fully diluted weighted average shares outstanding.

     Arch Coal is the nation's second largest coal producer, with subsidiary operations in West Virginia, Kentucky, Virginia, Wyoming, Colorado and Utah. Through these operations, Arch Coal provides the fuel for approximately 6% of the electricity generated in the United States.

     Forward-Looking Statements: Statements in this press release which are not statements of historical fact are forward-looking statements within the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on information currently available to, and expectations and assumptions deemed reasonable by, the company. Because these forward-looking statements are subject to various risks and uncertainties, actual results may differ materially from those projected in the statements. These expectations, assumptions and uncertainties include: the company's expectation of continued growth in the demand for electricity; belief that legislation and regulations relating to the Clean Air Act and the relatively higher costs of competing fuels will increase demand for its compliance and low-sulfur coal; expectation of continued improved market conditions for the price of coal; expectation that the company will continue to have adequate liquidity from its cash flow from operations, together with available borrowings under its credit facilities, to finance the company's working capital needs; a variety of operational, geologic, permitting, labor and weather related factors; and the other risks and uncertainties which are described from time to time in the company's reports filed with the Securities and Exchange Commission.

                        Arch Coal, Inc. and Subsidiaries
                 Condensed Consolidated Statements of Operations
                      (In thousands, except per share data)

                                                                            Three Months Ended        Twelve Months Ended
                                                                               December 31                December 31
                                                                         ------------------------------------------------------
                                                                             2003        2002          2003          2002
                                                                         ------------------------------------------------------
                                                                               (Unaudited)                (Unaudited)

Revenues
  Coal sales                                                              $ 374,930   $ 369,676    $ 1,435,488   $ 1,473,558

Costs and expenses
  Cost of coal sales                                                        366,302     356,347      1,418,362     1,412,541
  Selling, general and administrative expenses                               13,630      10,344         47,295        40,019
  Long-term incentive compensation plan expense                              14,992           -         16,217             -
  Amortization of coal supply agreements                                      3,412       6,311         16,622        22,184
  Other expenses                                                              5,824       9,262         18,980        30,118
                                                                         ------------------------------------------------------
                                                                            404,160     382,264      1,517,476     1,504,862
                                                                         ------------------------------------------------------

Other operating income
  Income from equity investments                                              5,432       7,800         34,390        10,092
  Gain on sale of units of Natural Resource Partners, LP                     42,743           -         42,743             -
  Other operating income                                                     11,798      12,966         45,226        50,489
                                                                         ------------------------------------------------------

                                                                             59,973      20,766        122,359        60,581
                                                                         ------------------------------------------------------

      Income from operations                                                 30,743       8,178         40,371        29,277

Interest expense, net:

  Interest expense                                                          (13,726)    (12,140)       (50,133)      (51,922)
  Interest income                                                             1,386         284          2,636         1,083
                                                                         ------------------------------------------------------

                                                                            (12,340)    (11,856)       (47,497)      (50,839)
                                                                         ------------------------------------------------------

Other non-operating income (expense):
  Expenses resulting from early debt extinguishment and termination of hedge
     accounting for interest rate swaps                                      (2,066)          -         (8,955)            -
  Other non-operating income                                                  1,897           -         13,211             -
                                                                         ------------------------------------------------------
                                                                               (169)          -          4,256             -
                                                                         ------------------------------------------------------

      Income (loss) before income taxes and cumulative effect of
          accounting change                                                  18,234      (3,678)      (2,870)       (21,562)
Benefit from income taxes                                                    (5,700)     (4,750)     (23,210)       (19,000)
                                                                         ------------------------------------------------------
      Income (loss) before cumulative effect of accounting change            23,934       1,072       20,340         (2,562)
Cumulative effect of accounting change, net of taxes                              -           -       (3,654)             -
                                                                         ------------------------------------------------------
      Net income (loss)                                                      23,934       1,072       16,686         (2,562)
Preferred stock dividends                                                    (1,797)          -       (6,589)             -
                                                                         ------------------------------------------------------
      Net income (loss) available to common shareholders                  $  22,137   $   1,072     $ 10,097       $ (2,562)
                                                                         ===========  ============= =============  ============

Earnings per common share
Basic earnings (loss) before cumulative effect of accounting change       $    0.42   $    0.02     $   0.26       $  (0.05)
Cumulative effect of accounting change                                            -           -        (0.07)             -
                                                                         ------------------------------------------------------
Basic earnings (loss) per common share                                    $    0.42   $    0.02     $   0.19       $  (0.05)
                                                                         ======================================================

Diluted earnings (loss) before cumulative effect of accounting change     $    0.40   $    0.02     $   0.26       $  (0.05)
Cumulative effect of accounting change                                            -           -        (0.07)             -
                                                                         ------------------------------------------------------
Diluted earnings (loss) per common share                                  $    0.40   $    0.02     $   0.19       $  (0.05)
                                                                         ======================================================

Weighted average shares outstanding
  Basic                                                                      52,720      52,382       52,511         52,374
  Diluted                                                                    60,297      52,533       52,885         52,374
                                                                         ======================================================

Dividends declared per common share                                       $  0.0575   $  0.0575     $ 0.2300       $ 0.2300
                                                                         ======================================================

Adjusted EBITDA (A)                                                       $  75,872   $  57,853     $220,260       $228,910
                                                                         ======================================================


(A) Adjusted EBITDA is defined as net income before the effect of net interest expense; income taxes; our depreciation, depletion and amortization; our equity interest in the depreciation, depletion and amortization of Canyon
     Fuel Company, LLC; cumulative effect of accounting changes; expenses resulting from early extinguishment of debt; and mark-to-market adjustments in the value of derivative instruments.

     Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded to calculate Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to service and incur debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

                                                                            Three Months Ended        Twelve Months Ended
                                                                               December 31                December 31
                                                                         ------------------------------------------------------
                                                                             2003        2002          2003          2002
                                                                         ------------------------------------------------------
                                                                              (Unaudited)                  (Unaudited)
     Net income (loss)                                                    $ 23,934     $   1,072     $  16,686     $  (2,562)
     Cumulative effect of accounting change                                      -             -         3,654             -
     Benefit from income taxes                                              (5,700)       (4,750)      (23,210)      (19,000)
     Interest expense, net                                                  12,340        11,856        47,497        50,839
     Depreciation, depletion and amortization - Arch Coal, Inc.             40,322        43,917       158,464       174,752
     DD&A - Equity interest in Canyon Fuel Company, LLC                      4,807         5,758        21,425        24,881
     Expenses from early debt extinguishment and other nonoperating            169             -        (4,256)            -
                                                                         ------------ ----------- -------------- --------------

     Adjusted EBITDA                                                      $ 75,872    $   57,853     $ 220,260     $ 228,910
                                                                         ============ =========== ============== ===============


                        Arch Coal, Inc. and Subsidiaries
                      Condensed Consolidated Balance Sheets
                                 (In thousands)

                                                                                December 31,         December 31,
                                                                                    2003                 2002
                                                                            -------------------------------------------
                                                                                 (Unaudited)

Assets
  Current assets
    Cash and cash equivalents                                                $      254,541          $      9,557
    Trade receivables                                                               118,376               135,903
    Other receivables                                                                29,897                30,927
    Inventories                                                                      69,907                66,799
    Prepaid royalties                                                                 4,586                 4,971
    Deferred income taxes                                                            19,700                27,775
    Other                                                                            16,638                15,781
                                                                            -------------------------------------------
                              Total current assets                                  513,645               291,713
                                                                            -------------------------------------------

  Property, plant and equipment, net                                              1,315,135             1,284,968
                                                                            -------------------------------------------

  Other assets
    Prepaid royalties                                                                70,880                51,078
    Coal supply agreements                                                            6,397                59,240
    Deferred income taxes                                                           246,024               221,116
    Equity investments                                                              172,045               231,551
    Other                                                                            63,523                43,142
                                                                            -------------------------------------------
                                                                                    558,869               606,127
                                                                            -------------------------------------------
                              Total assets                                   $    2,387,649         $   2,182,808
                                                                            ===========================================

Liabilities and stockholders' equity
  Current liabilities
    Accounts payable                                                         $       89,975         $     113,527
    Accrued expenses                                                                180,314               133,287
    Current portion of debt                                                           6,349                 7,100
                                                                            -------------------------------------------
                              Total current liabilities                             276,638               253,914
  Long-term debt                                                                    700,022               740,242
  Accrued postretirement benefits other than pension                                352,097               324,539
  Asset retirement obligations                                                      143,545               117,804
  Accrued workers' compensation                                                      77,672                80,985
  Other noncurrent liabilities                                                      149,640               130,461
                                                                            -------------------------------------------
                              Total liabilities                                   1,699,614             1,647,945
                                                                            -------------------------------------------
Stockholders' equity
  Preferred stock                                                                        29                     -
  Common Stock                                                                          536                   527
  Paid-in capital                                                                   988,476               835,763
  Retained deficit                                                                 (255,936)             (253,943)
  Treasury stock, at cost                                                            (5,047)               (5,047)
  Accumulated other comprehensive loss                                              (40,023)              (42,437)
                                                                            -------------------------------------------
                              Total stockholders' equity                            688,035               534,863
                                                                            -------------------------------------------
                              Total liabilities and stockholders' equity     $    2,387,649         $   2,182,808
                                                                            ===========================================

NOTE:Certain   amounts  in  the  December  31,  2002  balance  sheet  have  been reclassified to conform with the classifications in the 2003 balance sheet with no effect on previously reported stockholders' equity.

                        Arch Coal, Inc. and Subsidiaries
                 Condensed Consolidated Statements of Cash Flows
                                 (In Thousands)

                                                                                   Twelve Months Ended
                                                                                       December 31,
                                                                     -------------------------------------------------
                                                                          2003                              2002
                                                                     ---------------                   ---------------
                                                                       (Unaudited)

Operating activities
Net income (loss)                                                    $    16,686                       $   (2,562)
Adjustments to reconcile to cash
     provided by operating activities:
  Depreciation, depletion and amortization                               158,464                           174,752
  Prepaid royalties expensed                                              13,153                             8,503
  Accretion on asset retirement obligations                               12,999                                 -
  Net gain on disposition of assets                                       (3,782)                             (751)
  Gain on sale of units of Natural Resource Partners, LP                 (42,743)                                -
  Income from equity investments                                         (34,390)                          (10,092)
  Net distributions from equity investments                               49,686                            17,121
  Cumulative effect of accounting change                                   3,654                                 -
  Other nonoperating income                                               (4,256)                                -
  Changes in:
      Receivables                                                         18,805                            14,028
      Inventories                                                         (2,857)                           (6,666)
      Accounts payable and accrued expenses                                8,844                            (4,711)
      Income taxes                                                       (13,822)                          (15,826)
      Accrued postretirement benefits other than pension                  27,558                            (1,559)
      Asset retirement obligations                                       (20,606)                            6,336
      Accrued workers' compensation benefits                              (3,313)                            2,217
      Other noncurrent liabilities                                       (14,984)                            1,547
      Other                                                               (6,735)                           (5,920)
                                                                     ---------------                   ---------------

    Cash provided by operating activities                                162,361                           176,417
                                                                     ---------------                   ---------------

Investing activities
Additions to property, plant and equipment                              (132,427)                         (137,089)
Proceeds from sale of units of Natural Resource Partners, LP             115,000                            33,603
Proceeds from dispositions of property, plant and equipment                4,282                             2,522
Proceeds from coal supply agreements                                      52,548                                 -
Additions to prepaid royalties                                           (32,571)                          (27,339)
                                                                     ---------------                   ---------------

    Cash provided by (used in) investing activities                        6,832                          (128,303)
                                                                     ---------------                   ---------------

Financing activities
Net payments on revolver and lines of credit                             (65,971)                          (26,513)
Payments on term loans                                                  (675,000)                                -
Proceeds from issuance of senior notes                                   700,000                                 -
Debt financing costs                                                     (18,508)                           (8,228)
Proceeds from sale and leaseback of equipment                                  -                             9,213
Reductions of obligations under capital lease                                  -                            (8,210)
Dividends paid                                                           (17,481)                          (12,045)
Proceeds from issuance of preferred stock                                139,024                                 -
Proceeds from sale of common stock                                        13,727                               336
                                                                     ---------------                   ---------------
    Cash provided by (used in) financing activities                       75,791                           (45,447)
                                                                     ---------------                   ---------------

Increase in cash and cash equivalents                                    244,984                             2,667
Cash and cash equivalents, beginning of period                             9,557                             6,890
                                                                     ---------------                   ---------------

Cash and cash equivalents, end of period                              $  254,541                        $    9,557
                                                                     ===============                   ===============


Canyon Fuel Company cash flow information (Arch Coal ownership percentage)
  Depreciation, depletion and amortization                                21,425                            24,881
  Additions to property, plant and equipment                             (15,498)                          (21,773)


                        Arch Coal, Inc. and Subsidiaries
                       Reconciliation of Non-GAAP Measures
                      (In thousands, except per share data)

Included in the accompanying release, we have disclosed income available to common shareholders for the quarter and year ending December 31, 2003 excluding the partial sale of the company's investment in Natural Resource Partners and a charge related to a long-term incentive compensation plan. These measures are considered non-GAAP measures as defined by Regulation G. The following reconciles these amounts to net income available to common shareholders reported under GAAP:



                                                                                Three Months Ended Twelve Months Ended
                                                                                    December 31        December 31
                                                                                ----------------------------------------
                                                                                       2003                2003
                                                                                ----------------------------------------
                                                                                    (Unaudited)        (Unaudited)

     Net income available to common shareholders                                 $      22,137        $     10,097
     Gain on sale of units of Natural Resource Partners, LP                            (42,743)            (42,743)
     Long-term incentive compensation plan expense                                      14,992              16,217
     Long-term incentive compensation plan expense included in
          equity income from Canyon Fuel Company                                         1,129               1,129
     Tax impact of the excluded items (at AMT rate of 25%)                               6,656               6,349
                                                                                ----------------------------------------

     Net income (loss) available to common shareholders excluding items          $       2,171        $     (8,951)
                                                                                ========================================

     Fully diluted shares outstanding                                                   60,297              52,885
     Adjustment to exclude impact of stock options due to net loss                           -                (374)
     Adjustment to exclude impact of convertible preferred shares
          that would not be dilutive                                                    (6,896)                  -
                                                                                ----------------------------------------
     Fully diluted shares outstanding                                                   53,401              52,511
                                                                                ----------------------------------------

     Earnings (loss) per common share excluding items                            $        0.04        $      (0.17)
                                                                                =================  =====================